Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Carbon Black, Inc. of our report dated July 13, 2016, relating to the consolidated financial statements of Confer Technologies, Inc. appearing in Registration Statement (No. 333-224196) on Form S-1, as amended, and related prospectus of Carbon Black, Inc.

/s/ RSM US LLP

Boston, Massachusetts

May 8, 2018